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PRICING SUPPLEMENT NO.  89 DATED                              Filed Pursuant to
APRIL 30, 1998, TO PROSPECTUS DATED                           Rule 424(b)(5)
SEPTEMBER 17, 1997, AS SUPPLEMENTED BY                        File No. 333-34087
PROSPECTUS SUPPLEMENTS DATED
OCTOBER 1, 1997
                                 CMS ENERGY CORPORATION

           General Term Notes (servicemark of J.W. Korth & Company), Series D
                       Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the
Distribution Agreement from time to time.   Except as set forth herein,
the Notes offered hereby have such terms as are described in the accompanying Prospectus dated September 17, 1997, as supplemented by the Prospectus Supplements dated October 1, 1997.

Aggregate Principal Amount:                    $   2,353,000.00
Original Issue Date (Settlement Date)          May 5, 1998
Stated Maturity Date:                          April 15, 2005
Issue Price to Public:                         100.00% of Principal Amount
Interest Rate:                                 7.000% Per Annum
Interest Payment Dates:                        April 15 and Oct 15 and semi-
                                               annually thereafter
                                               Commencing Oct 15, 1998
Survivor's Option:                             [ X ] Yes       [   ] No
Optional Redemption:                           [ X ] Yes       [   ] No
Initial Redemption Date:                       April 15, 2000
Redemption Price:                              Initially 101.00% of Principal
                                               Amount and 100% after the first
                                               anniversary of the Initial
                                               Redemption Date.

            Agent                              Principal Amount of Notes
                                                 Solicited by Each Agent

Prudential Securities Incorporated             $     815,000.00
First of Michigan Corporation                  $            -0-
Roney & Co.                                    $     196,000.00
J.W. Korth & Company                           $   1,342,000.00
            Total                              $   2,353,000.00

                                                 Per Note
                                               Sold by Agents
                                                To Public           Total

Issue Price:                                $1,000.00        $   2,353,000.00
Agent's Discount or Commission:             $    7.00        $      16,471.00
Maximum Dealer's Discount or
  Selling Concession:                       $   18.50        $      43,530.50
Proceeds to the Company:                    $  974.50        $   2,292,998.50

CUSIP Number:   12589QXV3